Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Delek Logistics Partners, LP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Unit	Rule 457(c) and Rule 457(h)	1,000,000	$42.13	$42,130,000	0.00015310	$6,450.11
Total Offering Amounts					$42,130,000		$6,450.11
Total Fee Offsets							$0
Net Fee Due							$6,450.11

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued pursuant to the Delek Logistics GP, LLC Amended and Restated 2012 Long-Term Incentive Plan, as amended (the “Plan”) as a result of adjustments for unit dividends, unit splits or similar transactions effected without receipt of consideration, that increase the number of outstanding shares of the common units representing limited partner interests (the “Common Units”) of Delek Logistics Partners, LP (the “Partnership”).

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low sales prices of the Common Units on the New York Stock Exchange on March 5, 2025.

(3)The Partnership is registering an additional 1,000,000 Common Units relating to the Plan. Pursuant to General Instruction E to Form S-8, the fee set forth in the table above is only with respect to those additional shares.